EXHIBIT 99.1

Contact: Mark Hord	FOR IMMEDIATE RELEASE
ViewPoint Financial Group, Inc.	July 22, 2011
972-578-5000, Ext. 7440
ViewPoint Financial Group, Inc. Appoints
Dr. Brian McCall to Board of Directors
PLANO, Texas, July 22, 2011 — ViewPoint Financial Group, Inc. (NASDAQ:VPFG) (the “Company”), the holding company for ViewPoint Bank, today announced that Dr. Brian McCall has been appointed to fill a newly created position on the Board of Directors of the Company. With the addition of Dr. McCall, whose term will expire at the annual meeting of shareholders to be held in 2014, the Company’s Board of Directors will have eight members. Dr. McCall has served as a member of the Board of Directors of ViewPoint Bank, the Company’s wholly-owned subsidiary, since September 2009.
“Brian’s service on the ViewPoint Bank board has provided value to the organization and stockholders through his relationships with local community leaders and businesses from across the state,” said James McCarley, the Company’s chairman. “His appointment to the ViewPoint Financial Group, Inc. board will enhance his participation in both the oversight of the organization and the continued expansion of quality financial services to our customers.”
Brian McCall, Ph.D., is chancellor of the Texas State University System, the oldest and third-largest university system in Texas, comprising eight institutions with more than 76,000 students and 15,000 faculty and staff. Dr. McCall previously served in the Texas House of Representatives, first elected in 1991 to represent the areas of North Dallas, Frisco, Allen, and Plano. As a House member, he chaired the Calendars Committee and the Ways and Means Committee. Texas Monthly named Dr. McCall one of the “10 Best” legislators of the 2009 session. Dr. McCall wrote and passed one of the largest tax-cut bills in the history of Texas and during his last session secured $5 million in funding for The University of Texas at Dallas’ Center for Values and Medicine. Other legislative accomplishments include authoring and passing key bills in the areas of health care, biotechnology, high technology, identity theft, and tax and budget policy. Dr. McCall holds a bachelor’s degree from Baylor University, a master’s degree from Southern Methodist University and a Ph D. from University of Texas at Dallas.
A long-time civic and community volunteer, Dr. McCall is founder and chairman of the board of The Empowerment Project, a non-profit organization which has sent more than $10 million worth of math and science books to disadvantaged schools in the Republic of South Africa. The Empowerment Project also raised more than $350,000 to provide direct support for the medical needs of children in north Texas.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 12 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.